Exhibit 99.1

ITT Reports 2016 Second-Quarter Results

Announces up to $50 million of incremental share repurchases

Results Highlights:

  Revenue flat at $626 million, Organic revenue down 6%
  Segment operating income down 20%, Adjusted segment operating income down 4%
  EPS of $0.36, Adjusted EPS of $0.67
  Adjusts 2016 full-year guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--August 4, 2016--ITT Inc. (NYSE:ITT) today reported 2016 second-quarter financial results that reflect the benefits of a diversified portfolio and effective capital deployment in today’s challenging economic environment, as the impacts of continued weakness in the oil and gas and mining markets were partially offset by significant growth across our transportation businesses and the benefits of recent acquisitions.

“Over the past two years, ITT has consistently faced a challenging macroeconomic environment that has created persistent weakness in key end markets including oil and gas, mining and general industrial. During this time, we have proactively addressed these headwinds by leveraging our balanced and diverse portfolio to drive growth in more robust markets, improve productivity, proactively restructure to optimize our businesses, and deploy capital to position ITT for the long-term,” said ITT CEO and President Denise Ramos.

“The same was true in the second quarter as solid growth and share gains by our automotive brake pad business and the benefits from the Wolverine acquisition offset the impact of project activity demand and delayed customer maintenance at our Industrial Process business. And from an operational perspective, each of our four businesses delivered strong productivity gains, while our Industrial Process and Interconnect Solutions businesses also advanced the proactive resets of their operational structures.

“In the second quarter, we also continued to drive benefits from disciplined capital deployment as our Wolverine acquisition delivered strong results ahead of schedule while providing new opportunities for long-term transportation platform growth. The development of our North American automotive brake pad facility and related new platform wins are also progressing nicely ahead of schedule. And, as it relates to returns to shareholders, we executed $20 million of share repurchases in the second quarter, and are announcing up to an additional $50 million of discretionary repurchases that are expected by the end of the year, primarily depending on the actionability of acquisitions.”

2016 Second-Quarter Results

On a GAAP basis, revenue was flat at $626 million due to strong transportation growth, including the incremental benefits from our Wolverine acquisition, which offset project declines in global oil and gas and mining markets, softness in the chemical and industrial markets, and unfavorable foreign exchange. GAAP segment operating income decreased 20 percent to $72 million due to higher restructuring and realignment costs, as well as a trade name impairment. GAAP EPS decreased to $0.36 due to a significant prior-year asbestos-related benefit, higher restructuring and realignment costs, and tax items.

On an adjusted basis, organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) declined 6 percent due to weakness across global flow markets that was partially offset by strong growth in global transportation markets. Adjusted segment operating income declined 4 percent to $92 million reflecting productivity and restructuring benefits that were offset by negative impacts from lower high-margin, aftermarket volumes; increased strategic investments; and pricing pressure in Motion Technologies and Industrial Process. Adjusted EPS decreased 3 percent to $0.67 reflecting lower adjusted segment operating income and a higher effective tax rate that were partially offset by lower corporate costs.

For a reconciliation of GAAP to non-GAAP results and guidance, please click here.

2016 Second-Quarter Business Segment Results
All quarterly results are compared with the respective prior-year periods.

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  Total revenue decreased 26 percent to $214 million, with organic revenue down 22 percent. Both measures reflect the impact of weakness in the oil and gas and mining markets on our project pumps and aftermarket businesses, which was partially offset by improvements in short-cycle baseline pumps and valves. Total revenue also includes the impact of unfavorable foreign exchange.
  GAAP operating income decreased 85 percent to $6 million, and adjusted segment operating income decreased 41 percent to $24 million. Both measures reflect lower volumes across key end markets, which were partially offset by the benefits of productivity and restructuring actions. GAAP operating income also includes higher restructuring costs and a trade name impairment recorded in the second quarter related to weakness in the oil and gas market.

Motion Technologies designs and manufactures braking technologies, shock absorbers and specialized sealing solutions for the automotive and rail markets.

  Total revenue increased 41 percent to $260 million, and organic revenue increased 15 percent. Both measures reflect significant share gains and market growth in global automotive brake pads in both the OEM and aftermarket due to OEM market share gains in each of our key geographies of Europe, China and North America; strong aftermarket activity; and automotive market growth. Total revenue also includes incremental revenue from the 2015 acquisition of Wolverine Advanced Materials and the impact of favorable foreign exchange.
  GAAP operating income increased 32 percent to $49 million, and adjusted segment operating income increased 35 percent to $50 million. Both increases reflect higher volume, benefits from productivity actions and favorable impacts from the acquisition of Wolverine Advanced Materials, which were partially offset by unfavorable impacts from pricing pressures.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, transportation and industrial, and aerospace and defense markets.

  Total revenue decreased 5 percent to $79 million, and organic revenue declined 6 percent. Both decreases reflect weakness in the global oil and gas market that was partially offset by gains in the aerospace and defense market. Total revenue includes the modest impact of favorable foreign currency exchange.
  GAAP operating income increased to $5 million and adjusted segment operating income decreased 2 percent to $5 million. Both measures reflect the benefits of improved operations and productivity and restructuring actions, which were offset by the unfavorable impacts of volume, mix and pricing. GAAP operating income benefited from lower restructuring costs compared to the prior year.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  Total revenue was flat at $75 million and organic revenue increased 2 percent, reflecting growth in aerospace and defense, which was offset by softness in global industrial markets driven by energy market dynamics. Total revenue growth was unfavorably impacted by prior-year revenue from a divested industrial product line.
  GAAP operating income decreased 2 percent to $12 million and adjusted segment operating income increased 4 percent to $13 million, reflecting the benefits of favorable productivity and restructuring actions. GAAP operating income also includes realignment costs related to the recent Hartzell acquisition.

2016 Guidance

The company is lowering its previously announced full-year 2016 GAAP and organic revenue guidance. GAAP revenue is now expected to be down 3 percent to down 5 percent, and organic revenue is expected to be down 7 percent to down 9 percent, primarily due to negative impacts from weaker than expected aftermarket activities and lower project revenues due to customer delays at Industrial Process, partially offset by incremental growth in automotive due to greater visibility in the aftermarket.

The company is also lowering its GAAP and adjusted EPS guidance primarily due to its revised volume expectations for the second half of the year at Industrial Process. As a result, the company now expects the GAAP EPS guidance range to be $1.40 to $1.62 and the adjusted EPS guidance range to be $2.34 to $2.46 with a mid-point of $2.40.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Thursday, Aug. 18, 2016, at midnight.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2015 revenues of $2.5 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months		Six Months
For the Periods Ended June 30	2016	2015	2016	2015
Revenue	$626.2	$628.2	$1,235.3	$1,216.9
Costs of revenue	420.6	414.3	834.4	804.0
Gross Profit	205.6	213.9	400.9	412.9
General and administrative expenses	74.0	66.5	143.0	126.6
Sales and marketing expenses	46.0	48.8	89.3	96.1
Research and development expenses	21.1	18.9	40.3	37.2
Asbestos-related costs (benefit), net	15.0	(84.8)	27.8	(69.4)
Operating Income	49.5	164.5	100.5	222.4
Interest and non-operating (income) expenses, net	(0.5)	0.3	1.2	1.5
Income from continuing operations before income tax expense	50.0	164.2	99.3	220.9
Income tax expense	17.5	23.5	29.2	41.6
Income from continuing operations	32.5	140.7	70.1	179.3
Income from discontinued operations, net of tax	0.5	1.7	0.2	5.1
Net Income	33.0	142.4	70.3	184.4
Less: Income attributable to noncontrolling interests	0.2	0.1	0.1	-
Net Income attributable to ITT Inc.	$32.8	$142.3	$70.2	$184.4
Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$32.3	$140.6	$70.0	$179.3
Income from discontinued operations, net of tax	0.5	1.7	0.2	5.1
Net Income	$32.8	$142.3	$70.2	$184.4

Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.36	$1.57	$0.78	$1.99
Discontinued operations	-	0.02	-	0.06
Net income	$0.36	$1.59	$0.78	$2.05

Diluted:
Continuing operations	$0.36	$1.56	$0.78	$1.97
Discontinued operations	-	0.02	-	0.06
Net income	$0.36	$1.58	$0.78	$2.03

Weighted average common shares - basic	89.8	89.3	89.7	90.0
Weighted average common shares - diluted	90.4	90.2	90.4	91.0

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$433.3	$415.7
Receivables, net	625.1	584.9
Inventories, net	299.3	292.7
Other current assets	170.1	204.4
Total current assets	1,527.8	1,497.7
Plant, property and equipment, net	437.9	443.5
Goodwill	788.3	778.3
Other intangible assets, net	171.8	187.2
Asbestos-related assets	316.4	337.5
Deferred income taxes	326.2	326.1
Other non-current assets	181.9	153.3
Total non-current assets	2,222.5	2,225.9
Total assets	$3,750.3	$3,723.6
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term loans and current maturities of long-term debt	$219.0	$245.7
Accounts payable	310.0	314.7
Accrued liabilities	387.3	392.7
Total current liabilities	916.3	953.1
Asbestos-related liabilities	950.6	954.8
Postretirement benefits	257.3	260.4
Other non-current liabilities	209.3	189.9
Total non-current liabilities	1,417.2	1,405.1
Total liabilities	$2,333.5	$2,358.2
Total ITT Inc. shareholders' equity	1,415.2	1,362.1
Noncontrolling interests	1.6	3.3
Total shareholders' equity	1,416.8	1,365.4
Total liabilities and shareholders' equity	$3,750.3	$3,723.6

ITT INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Six Months Ended June 30	2016	2015
Operating Activities
Net income	$70.3	$184.4
Less: Income from discontinued operations	0.2	5.1
Less: Income attributable to noncontrolling interests	0.1	-
Income from continuing operations attributable to ITT Inc.	70.0	179.3
Adjustments to income from continuing operations:
Depreciation and amortization	51.1	41.9
Stock-based compensation	5.9	6.9
Asbestos-related costs (benefit), net	27.8	(69.4)
Asbestos-related payments, net	(11.5)	(6.5)
Changes in assets and liabilities:
Change in receivables	(45.6)	(71.8)
Change in inventories	(3.7)	2.0
Change in accounts payable	(4.3)	4.5
Change in accrued expenses	(28.1)	(19.6)
Change in accrued and deferred income taxes	9.7	30.4
Other, net	0.3	(8.2)
Net Cash - Operating Activities	71.6	89.5
Investing Activities
Capital expenditures	(46.1)	(46.0)
Acquisitions, net of cash acquired	(0.2)	(53.5)
Purchases of investments	(60.6)	(73.0)
Maturities of investments	108.7	20.6
Proceeds from sale of businesses and other assets	1.2	8.9
Proceeds from insurance recovery	-	2.5
Other, net	0.2	0.3
Net Cash - Investing Activities	3.2	(140.2)
Financing Activities
Commercial paper, net borrowings	23.5	68.7
Short-term revolving loans, borrowings	27.7	-
Short-term revolving loans, repayments	(78.3)	-
Long-term debt, repayments	(0.6)	(1.9)
Repurchase of common stock	(27.5)	(83.7)
Proceeds from issuance of common stock	8.8	5.3
Dividends Paid	(22.5)	(11.0)
Excess tax benefit from equity compensation activity	3.4	3.0
Other, net	(2.3)	-
Net Cash - Financing Activities	(67.8)	(19.6)
Exchange rate effects on cash and cash equivalents	4.0	(14.0)
Net Cash – Discontinued operations	6.6	(2.3)
Net change in cash and cash equivalents	17.6	(86.6)
Cash and cash equivalents - beginning of year	415.7	584.0
Cash and cash equivalents - end of period	$433.3	$497.4

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to acquisitions, dividends and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, repositioning costs, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. We believe that adjusted segment operating income is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, repositioning costs, restructuring and realignment costs, certain asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring and realignment actions, repositioning costs, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2016 & 2015
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2016	3M 2015	2016 vs. 2015	2016 vs. 2015	3M 2016	3M 2016	Adj. 2016 vs. 2015	Adj. 2016 vs. 2015

Revenues
ITT Inc. - Consolidated	626.2	628.2	(2.0)	(0.3%)	42.9	(5.4)	(39.5)	(6.3%)

Industrial Process	214.2	287.5	(73.3)	(25.5%)	-	(9.2)	(64.1)	(22.3%)
Motion Technologies	259.6	184.4	75.2	40.8%	44.3	2.8	28.1	15.2%
Interconnect Solutions	78.8	82.7	(3.9)	(4.7%)	-	0.8	(4.7)	(5.7%)
Control Technologies	74.8	74.5	0.3	0.4%	(1.4)	0.2	1.5	2.0%

Orders
Total Segment Orders	605.9	586.2	19.7	3.4%	42.1	(2.6)	(19.8)	(3.4%)

Industrial Process	199.7	232.1	(32.4)	(14.0%)	-	(6.8)	(25.6)	(11.0%)
Motion Technologies	261.2	185.7	75.5	40.7%	44.6	2.9	28.0	15.1%
Interconnect Solutions	73.1	83.1	(10.0)	(12.0%)	-	0.9	(10.9)	(13.1%)
Control Technologies	72.8	86.3	(13.5)	(15.6%)	(2.5)	0.2	(11.2)	(13.0%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Second Quarter 2016 & 2015
(In Millions)

	3M 2016	3M 2016		3M 2016	3M 2015	3M 2015		3M 2015	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2016 vs. 2015		As Adjusted 2016 vs. 2015

Revenue:
Industrial Process	214.2			214.2	287.5			287.5	(25.5%)		(25.5%)
Motion Technologies	259.6			259.6	184.4			184.4	40.8%		40.8%
Interconnect Solutions	78.8			78.8	82.7			82.7	(4.7%)		(4.7%)
Control Technologies	74.8			74.8	74.5			74.5	0.4%		0.4%
Intersegment eliminations	(1.2)			(1.2)	(0.9)			(0.9)
Total Revenue	626.2			626.2	628.2			628.2	(0.3%)		(0.3%)

Operating Margin:
Industrial Process	2.9%	840	BP	11.3%	14.4%	(20)	BP	14.2%	(1,150)	BP	(290)	BP
Motion Technologies	18.8%	50	BP	19.3%	20.1%	-	BP	20.1%	(130)	BP	(80)	BP
Interconnect Solutions	6.1%	-	BP	6.1%	(1.0%)	690	BP	5.9%	710	BP	20	BP
Control Technologies	16.0%	160	BP	17.6%	16.4%	60	BP	17.0%	(40)	BP	60	BP
Total Operating Segments	11.5%	320	BP	14.7%	14.3%	90	BP	15.2%	(280)	BP	(50)	BP

Income (loss):
Industrial Process	6.3	17.9		24.2	41.5	(0.6)		40.9	(84.8%)		(40.8%)
Motion Technologies	48.9	1.1		50.0	37.0	-		37.0	32.2%		35.1%
Interconnect Solutions	4.8	-		4.8	(0.8)	5.7		4.9	na		(2.0%)
Control Technologies	12.0	1.2		13.2	12.2	0.5		12.7	(1.6%)		3.9%
Total Segment Operating Income	72.0	20.2		92.2	89.9	5.6		95.5	(19.9%)		(3.5%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter 2016 & 2015
(In Millions, except per share amounts)
										Percent Change
	Q2 2016	Non-GAAP		Q2 2016	Q2 2015	Non-GAAP		Q2 2015	2016 vs. 2015	2016 vs. 2015
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	72.0	20.2	#A	92.2	89.9	5.6	#A	95.5

Corporate (Expense)	(22.5)	15.8	#B	(6.7)	74.6	(84.6)	#B	(10.0)

Operating Income	49.5	36.0		85.5	164.5	(79.0)		85.5

Interest Income (Expense)	0.8	(2.4)	#C	(1.6)	-	(0.8)	#C	(0.8)
Other Income (Expense)	(0.3)	-		(0.3)	(0.3)	-		(0.3)

Income from Continuing Operations before Tax	50.0	33.6		83.6	164.2	(79.8)		84.4

Income Tax (Expense)	(17.5)	(5.7)	#D	(23.2)	(23.5)	1.4	#D	(22.1)

Income from Continuing Operations	32.5	27.9		60.4	140.7	(78.4)		62.3

Less: Non Controlling Interest	0.2	-		0.2	0.1	-		0.1

Income from Continuing Operations - ITT Inc.	32.3	27.9		60.2	140.6	(78.4)		62.2

EPS from Continuing Operations	0.36	0.31		0.67	1.56	(0.87)		0.69	(0.02)	(2.9%)

Note: Amounts may not calculate due to rounding.

#A - 2016 includes restructuring and realignment costs ($14.8M); acquisition related costs ($1.3M) and impairment of trade name ($4.1M).
#A - 2015 includes restructuring and realignment costs ($6.8M), Hartzell backlog amortization ($0.5M), and a reversal of prior year contract loss ($1.7M).

#B - 2016 includes restructuring and realignment costs of ($0.8M); asbestos related costs ($15.0M).
#B - 2015 includes repositioning and restructuring costs ($0.2M) and asbestos related income of ($84.8M).
Note: ($84.8M) net asbestos related income includes ($100.7M) for defense strategy benefit and ($15.9M) asbestos related expense.

#C - Interest income for a change in uncertain tax position for both 2016 & 2015.

#D - 2016 includes various tax-related special items, including tax expense on distribution of foreign earnings ($1.4M), valuation allowance changes ($1.5M), and tax rate change in Italy ($2.2M), and a tax benefit on uncertain tax positions ($1.7M), in addition to the tax impact of other operating special items.

#D - 2015 includes various tax-related special items including changes in tax on undistributed foreign earnings ($18.7M), uncertain tax positions ($4.0M), in addition to the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Second Quarter 2016 & 2015
(In Millions)

	6M 2016	6M 2015

Net Cash - Operating Activities	71.6	89.5

Capital Expenditures	46.1	46.0

Free Cash Flow	25.5	43.5

Realignment Related Cash Payments, including Capex	2.2	2.6

Restructuring Cash Payments	15.5	13.1

Asbestos Cash Payments, net	11.5	6.5

Adjusted Free Cash Flow	54.7	65.7

Income from Continuing Operations - ITT Inc.	70.0	179.3

Special Items	43.5	(57.2)

Income from Continuing Operations - ITT Inc., Excluding
Special Items	113.5	122.1

Adjusted Free Cash Flow Conversion	48.2%	53.8%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2016

	2016 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$1.40	$1.62

Estimated Asbestos Costs to Maintain 10-Year Accrual, Net of Tax	0.45	0.42

	$1.85	$2.04
Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.48	0.41

Acquisition Related Costs, Net of Tax	0.05	0.05

Other Special Tax Items	(0.04)	(0.04)

EPS from Continuing Operations - Adjusted	$2.34	$2.46

CONTACT:
ITT Inc.
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com